UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934



                 CADIZ INC
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                        (Name of Issuer)


                          COMMON STOCK
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                 (Title of Class of Securities)


                            127537207
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                         (CUSIP Number)


                        FEBRUARY 3, 2006
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     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)




CUSIP No. 127537207
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1. Names of Reporting Persons.
   I.R.S Identification No. of above person.

PELOTON PARTNERS, LLP
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2. Check the Appropriate Box if a Member of a Group
   (a)   [X]
   (b)	 [ ]
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3. SEC Use Only

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4. Citizenship or Place of Organization

   LONDON, UNITED KINGDOM
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		5. Sole Voting Power       	NONE
 Number of	-------------------------------------------------
   Shares
Beneficially	6. Shared Voting Power      	796,926
  Owned by	-------------------------------------------------
    Each
 Reporting	7. Sole Dispositive Power  	NONE
   Person	-------------------------------------------------
    With:
		8. Shared Dispositive Power  	796,926
- -----------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person

   796,926
- -----------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares   [ ]
- -----------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

    7.3% (BASED ON Q3 2005: 10,965,568)
- -----------------------------------------------------------------
12. Type of Reporting Person

    PN


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:       February 3, 2006

Signature:  Ron Beller

Name/Title: Ron Beller
	Chief Compliance Officer & Partner, Peloton Partners, LLP

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